Exhibit 11

                JEAN PHILIPPE FRAGRANCES, INC. AND SUBSIDIARIES
               STATEMENT RE:  COMPUTATION OF EARNINGS PER SHARE




                                                Years ended December 31,
                                              ----------------------------
                                               1993        1994       1995
                                               ----        ----       ----
Computation of earnings per share:
 Earnings:
  Net income                              $ 7,099,123  $ 7,274,686  $ 9,037,527
                                          -----------  -----------  -----------
  Net Income                              $ 7,099,123  $ 7,274,686  $ 9,037,527
                                          ===========  ===========  ===========
  Number of shares:
   Weighted average number of common shares
    outstanding (exclusive of 1,500,000
    shares held in escrow through
    June 30, 1993)                          8,799,248   10,180,412   10,044,653

   Dilutive effect of exercise of outstanding
    options and warrants and issuance of
    shares held in escrow                   1,333,380      274,143      394,243
                                          -----------  -----------  -----------
   Weighted average number of common
    and common equivalent shares
    outstanding                            10,132,628   10,454,555   10,438,896
                                          ===========  ===========  ===========
   Earnings per share                         $.70         $.70       $.87
                                          ===========  ===========  ===========